PURCHASE AGREEMENT


                          dated as of December 27, 1996


                                     between


                       SHARED TECHNOLOGIES CELLULAR, INC.

                                       and

                               RHI HOLDINGS, INC.




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                                TABLE OF CONTENTS


                                                                            Page


1.       Purchase and Sale..............................................  1
         1.1      Purchase..............................................  1
         1.2      Notice of Purchase....................................  2
         1.3      The Closings..........................................  2

2.       Company's Repurchase Option....................................  3

3.       Representations and Warranties of the Company..................  3
         3.1      Organization and Corporate Power......................  3
         3.2      Authorization.........................................  4
         3.3      Capitalization........................................  4
         3.4      Stockholder Agreements................................  5
         3.5      Subsidiaries..........................................  5
         3.6      SEC Filings...........................................  5
         3.7      Financial Statements..................................  5
         3.8      Absence of Undisclosed Liabilities....................  6
         3.9      Certain Developments..................................  6
         3.10     Title to Properties...................................  6
         3.11     Contracts and Commitments.............................  7
         3.12     Proprietary Rights; Employee Restrictions.............  7
         3.13     Effect of Transactions................................  8
         3.14     Litigation............................................  8
         3.15     Securities Laws.......................................  8
         3.16     Business..............................................  8
         3.17     Books and Records.....................................  8
         3.18     Environmental Compliance..............................  9
         3.19     Information Supplied to RHI...........................  9
         3.20     Brokers...............................................  9
         3.21     Employee Benefit Plans................................ 10
         3.22     Employees............................................. 10

4.       Representations and Warranties of RHI.......................... 10
         4.1      Investment............................................ 10
         4.2      Authority............................................. 11
         4.3      Experience............................................ 11
         4.4      Accredited Investor................................... 11

5.       Conditions Precedent to Closing................................ 11

6.       Certain Covenants of the Company............................... 12
         6.1      Financial Statements.................................. 12
         6.2      Payment of Taxes, Compliance with Laws, etc........... 12
         6.3      Insurance............................................. 13
         6.4      Maintenance of Properties and Licenses................ 13
         6.5      Affiliated Transactions............................... 13
         6.6      Inspection Rights..................................... 13

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                                                                            Page
         6.7      Litigation............................................ 14
         6.8      Merger, Consolidations, Disposal of Ownership of
                  Subsidiaries, etc..................................... 14
         6.9      RHI Designates to Board of Directors.................. 14

7.       Miscellaneous.................................................. 14
         7.1      Transfer of Rights.................................... 14
         7.2      Rules 144 and 144A.................................... 15

         7.3      Delays or Omissions................................... 15
         7.4      Adjustments........................................... 15
         7.5      Successors and Assigns................................ 16
         7.6      Survival of Representations and Warranties............ 16
         7.7      Expenses.............................................. 16
         7.8      Notices............................................... 16
         7.9      No Conditions to Effectiveness; Entire Agreement...... 17
         7.10     Amendments and Waivers................................ 17
         7.11     Counterparts.......................................... 17
         7.12     Governing Law......................................... 18


                                      -ii-


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                               PURCHASE AGREEMENT


          This Agreement dated as of December 27, 1996 is by and among SHARED TECHNOLOGIES CELLULAR, INC., a Delaware corporation, (the "Company"), and RHI HOLDINGS, INC., a Delaware corporation ("RHI").

          WHEREAS, the Company wishes to sell to RHI, and RHI wishes to purchase from the Company, units of the Company, each unit consisting of (i) one share of common stock, par value $0.01 per share (the "Common Stock"), of the Company and
(ii) one detachable warrant (each, a "Warrant," and collectively, the "Warrants") to purchase, initially, one share of Common Stock at, initially, a price of $3.00 per share (such unit, "Unit").

          WHEREAS, concurrently herewith, Shared Technologies Fairchild Inc., a Delaware corporation ("STFI"), and RHI are entering into that certain Option Agreement dated as of the date hereof (the "Option Agreement").

          NOW, THEREFORE, in consideration of the mutual promises and covenants contained in this Agreement, and intending to be legally bound by the terms and conditions of this Agreement, the parties hereto hereby agree as follows:

1.   Purchase and Sale

     1.1  Purchase.

          (a) Subject to the conditions set forth herein, RHI hereby agrees to purchase from the Company, and the Company hereby agrees to sell to RHI, on (the "Initial Commitment") or prior to December 31, 1996, 250,000 Units at a purchase price of $3.00 per Unit (the "Purchase Price"). The purchase and sale of Units pursuant to this paragraph is herein referred to as the "Initial Closing."

          (b) In addition, subject to the conditions set forth herein, RHI hereby agrees to purchase (the "Additional Commitment") from the Company, and the Company hereby agrees to sell to RHI:

               (1)  on or prior to January 31, 1997, an additional 250,000
                    Units,

               (2) on or prior to February 28, 1997, an addition- al 166,667 Units, and

               (3) on or prior to the 150th day after the date of Initial Closing (such 150th day, the "Applica- ble Date"), an additional 833,333 Units, in each case, at the Purchase Price per Unit; provided, however, that RHI may by notice to the Company, or the Company by notice to RHI, terminate the Additional Commitment, in whole or in part, each at its option and for any or no reason whatsoever. Upon such termination of the Additional Commitment, RHI shall no longer be obligated to purchase from the Company, and the Company shall no longer be obligated to sell to RHI (except pursuant to Section 1.1(c)), any additional Units.

          (c) In the event that the Company does not exercise the Repurchase Option on or prior to the Applicable Date, RHI shall have the right to purchase (the "Special Option"), within 5 business days of the Applicable Date, such number of additional Units from the Company at the Purchase Price per Unit as would result in RHI having purchased an aggregate of 666,667 Units under this Agreement. The Special Option may be exercised by notice to the Company specifying the proposed date of purchase, which shall be a business day. Such notice shall be irrevocable and binding upon RHI. In the event that RHI shall not have purchased an aggregate of 666,667 Units under this Agreement on or prior to the 156th day after the date of the Initial Closing, the Option (as defined in the Option Agreement) shall terminate in accordance with the terms of the Option Agreement.

          (d) In the event of any stock dividend, stock split or combination or any other recapitalization, the Purchase Price and the number of Units subject to the Initial Commitment, the Additional Commitment and the Special Option, as well as the repurchase prices set forth in Section 2 below, shall be adjusted accordingly.

     1.2 Notice of Purchase. RHI may purchase Units pursuant to the Initial Commitment or the Additional Commitment by giving notice to the Company of its intention to purchase. Such notice shall state the proposed date of purchase (which shall be a business day) and the number of Units to be purchased on such date. Such notice shall be irrevocable and binding upon RHI.

     1.3 The Closings. Each closing (a "Closing") of the sale and purchase of the Units by RHI pursuant to this Agreement shall take place at the offices of the Company or at such other place as the parties hereto shall agree. At each Closing, the Company shall deliver to RHI the stock certificate(s) representing the shares of Common Stock and the warrant certificate(s) in the form of Exhibit A hereto representing the Warrants (collectively, the "Warrant Certificates") comprising the Units being purchased, registered in the name of RHI (or the name or names of its nominee(s)), and RHI shall deliver to the Company the Purchase Price for each Unit being purchased by certified check or other immediately available funds. The Company shall also deliver to RHI (i) the documents set forth in Section 5 and (ii) the fees and disbursements of RHI's counsel referred to in Section 7.7. Notwithstanding the foregoing, the

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stock certificate(s) representing the shares of Common Stock that are part of the Units being purchased at the Initial Closing may be delivered as soon as practicable after the Initial Closing but in any event within 10 days of the Initial Closing; provided, however, that (x) RHI shall have received at the Initial Closing evidence satisfactory to it that the Company has irrevocably instructed the transfer agent and registrar for the Common Stock to issue such stock certificate(s) to RHI and (y) for all purposes, RHI shall be deemed a holder of, and have the benefits of, the shares of Common Stock to be represented by such stock certificate(s).

2. Company's Repurchase Option. The Company shall have the right to repurchase (the "Repurchase Option"), at any time on or prior to the Applicable Date, all of the Units purchased by RHI and held at such time by RHI (but not less than all of such Units), at a price per Unit equal to (i) $3.15 if repurchased on or prior to January 31, 1997, (ii) $3.30 if repurchased after January 31, 1997 but on or prior to February 28, 1997 and (iii) $3.45 if repurchased after February 28, 1997 but on or prior to the Applicable Date; provided, however, that STFI shall, simultaneously with such repurchase by the Company, repurchase the Option (as defined in the Option Agreement) from RHI in accordance with the terms of the Option Agreement. The Repurchase Option may be exercised by notice to RHI specifying the proposed date of repurchase, which shall be a business day. Such notice shall be irrevocable and binding upon the Company.

3. Representations and Warranties of the Company. Except as disclosed in the Disclosure Schedule hereto by reference to specific sections of this Agreement, the Company hereby represents and warrants, at the date hereof and at each Closing, to RHI as follows:

     3.1 Organization and Corporate Power. The Company and each of its subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and is qualified to do business as a foreign corporation in each jurisdiction in which such qualification is required, except where the failure to so qualify would not have a material adverse effect on the condition (financial or otherwise), assets, liabilities, properties, business, operations or prospects of the Company and its subsidiaries taken as a whole (a "Material Adverse Effect"). The Company and each of its subsidiaries has all required corporate power and authority to own its property, to carry on its business as presently conducted or contemplated, to enter into and perform the obligations incurred or to be incurred under this Agreement and the Warrants (the "Financing Documents"), and generally to carry out the transactions contemplated hereby. The charter documents of the Company and its subsidiaries, as amended to date, that have been furnished to counsel for RHI by the Company, are correct and complete at the date hereof. Except as set forth in the Disclosure Schedule, neither the Company nor any of its subsidiaries is in violation of (a) any material agreement or instrument relating to accounts payable arising in the ordinary course of business of the Company and its subsidiaries, or (b) any term of its charter documents, or (c) any term of any other agreement or instrument, or any judgment, decree, order law, statute, rule, authorization or government regulation, in each case, applicable to the Company or any of its subsidiaries or to which the Company or any of its subsidiaries is a party or by which it or any of its respective properties is bound.

     3.2 Authorization. This Agreement is and the Warrants when issued will be the valid and binding obligations of the Company, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting the rights and remedies of creditors generally and to the exercise of judicial discretion in accordance with general principles of equity. The execution, delivery and performance of the Financing Documents have been duly authorized by all necessary corporate or other action of the Company. The issuance, sale and delivery of the shares of Common Stock hereunder (the "Shares"), the issuance and delivery of the Warrants and the issuance of shares of Common Stock issuable upon exercise of Warrants (the "Warrant Shares" and together with the Shares and the Warrants, the "Securities") have been duly authorized by all necessary corporate action on the part of the Company, and the Securities have been reserved for issuance. The Shares and the Warrant Shares, when issued, will be duly and validly issued, fully paid and nonassessable. Other than required filings under applicable state securities laws, no consent, approval, or authorization of, or designation, declaration or filing with, any governmental authority or any other person or entity is required on the part of the Company in connection with the execution and delivery of the Financing Documents, or the issuance and delivery of the Securities in accordance with the terms of this Agreement or the consummation of any other transaction contemplated hereby.

     3.3 Capitalization. The authorized capital stock of the Company at the date hereof consists of (a) 10,000,000 shares of Common Stock, 4,606,184 of which shares are issued and outstanding, and (b) 5,000,000 shares of Preferred Stock, of which 500,000 are issued and outstanding. All of the issued and outstanding shares of the Company's capital stock have been duly authorized and validly issued and are fully paid and non-assessable and all securities previously issued and sold by the Company were issued and sold in compliance with applicable Federal and state securities laws. Except as set forth in the Disclosure Schedule, no other shares of capital stock of the Company or any of its subsidiaries or securities convertible into or exchangeable for such shares have been issued or reserved for issuance, and except as contemplated by the Financing Documents, (a) no subscription, warrant, option, convertible security or other right (contingent or otherwise) to purchase or acquire any shares of capital stock of the Company or any of its subsidiaries is authorized or outstanding, (b) there is not any commitment or offer of the Company or any of its subsidiaries to issue any subscription, warrant (other than the Warrants), option, convertible security or other such right to issue or distribute to holders of any shares of its indebtedness or assets of the Company or any of its subsidiaries, (c) neither the Company nor any of its subsidiaries has any obligation (contingent or otherwise) to purchase, redeem or otherwise acquire any shares of its capital stock or any interest therein or to pay any dividend or make any other distribution in respect thereof, and (d) there are no restrictions on the transfer of the Company's capital stock other than those arising from Federal and state securities laws. Except as contemplated by this Agreement, no person or entity is entitled to (x) any preemptive or similar right with respect to issuance of any capital stock of the Company, or (y) any rights with respect to the registration of any capital stock of the Company under the Securities Act of 1933, as amended (the "Securities Act").

     3.4 Stockholder Agreements. Except as set forth on the Disclosure Schedule, there are no agreements, written or oral, between the Company and any of the holders of the Company's capital stock, or, to the best of the Company's knowledge, between or among any holders of the Company's capital stock, in their capacities as such.

     3.5 Subsidiaries. Except as set forth in the Disclosure Schedule, the Company has no subsidiaries and does not own directly or indirectly, any interest in any corporation, association or business entity. Each subsidiary of the Company is wholly owned.

     3.6 SEC Filings. Except as set forth in the Disclosure Schedule, the Company has timely filed all reports and other documents required to be filed pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the Securities Act, and rules and regulations promulgated thereunder (including schedules and exhibits, collectively, "SEC Filings"). No filing made under the Securities Act or the Exchange Act, as of its date, contained any false or misleading statement or omitted to include any statement necessary to make the statements therein contained not misleading.

     3.7 Financial Statements. The Company has made available to RHI a copy of all of the Company's SEC Filings. The financial statements (including the footnotes thereto) included in the SEC Filings (collectively, "Financial Statements") were prepared in accordance with generally accepted accounting principles consistently applied during the periods covered thereby, are correct, complete and in accordance with the books and records of the Company and its subsidiaries in all material respects, and fairly and accurately present the consolidated financial position of the

Company on the dates of such statements and the consolidated results of its operations for the periods covered thereby.

     3.8 Absence of Undisclosed Liabilities. Except as and to the extent expressly disclosed in the Financial Statements, the Company does not know of any liabilities of a type required under generally accepted accounting principles to be disclosed therein as of the respective dates thereof.

     3.9 Certain Developments. Since the date of the Company's Form 10-Q for the nine months ended September 30, 1996, there has been (a) a material decline in the Company's financial condition, (b) no declaration, setting aside or payment of any dividend or other distribution with respect to, or any direct or indirect redemption or acquisition of any of the capital stock of the Company, (c) no waiver of any material right of the Company or any of its subsidiaries or cancellation of any material debt or claim held by the Company or any of its subsidiaries, (d) no loan by the Company or any of its subsidiaries to any officer, or director, employee or stockholder of the Company or any of its subsidiaries, or any agreement or commitment therefor, (e) no material loss, destruction or damage to any property of the Company or any of its subsidiaries, whether or not insured, (f) no material labor disputes involving the Company or any of its subsidiaries and no material change in the personnel of the Company or any of its subsidiaries or the terms and conditions of their employment, and
(g) otherwise than for fair value and in the ordinary course of business, no acquisition or disposition of any assets (or any contract or arrangement therefor), nor any other transaction by the Company or any of its subsidiaries.

     3.10 Title to Properties. To the best of the Company's knowledge, the Company and its subsidiaries have good and marketable title to, or a valid leasehold interest in, all of the properties and assets owned or used by them or located on their premises, free and clear of all liens, restrictions or encumbrances, except such liens, restrictions or encumbrances as would not, singly or in the aggregate, have a Material Adverse Effect. All machinery, equipment and other tangible assets included in such properties is in good condition and repair, reasonable wear and tear excepted, and all leases of real or personal property to which the Company or any of its subsidiaries is a party are fully effective and afford the Company and its subsidiaries peaceful and undisturbed possession of the subject matter of the lease. Neither the Company nor any of its subsidiaries is in violation of any zoning, building or safety ordinance, regulation or requirement or other law, or regulation applicable to the operation of its owned properties which violation would have a Material Adverse Effect. Neither the Company nor any of its subsidiaries is in violation of any zoning, building or safety ordinance, regulation or requirement or other law or regulation applicable to the operation of its leased properties, nor has it received any notice of violation with which it has not complied, where such violation would have a Material Adverse Effect.

     3.11 Contracts and Commitments. The SEC Filings include all agreements of any nature to which the Company or any of its subsidiaries is a party or by which it or any of its properties are bound which are material to the conduct and operations of its business and properties. To the best of the Company's knowledge, all such agreements are valid, binding and in full force and effect. To the best of the Company's knowledge, no key employee is a party to any outstanding contract, obligation or commitment with any prior employer. Neither the Company nor any of its subsidiaries is a party to any oral or written contract or agreement prohibiting them from freely competing or engaging in the business or businesses of the Company anywhere in the world. Except as set forth in Schedule 3.11, neither the Company nor any of its subsidiaries is in default under any contract, obligation or commitment which default would, singly or in the aggregate, have a Material Adverse Effect, and to the best knowledge of the Company, there is no state of facts which upon notice or lapse of time or both would constitute such a default. Neither the Company nor any of its subsidiaries is a party to any contract or arrangement which under circumstances now foreseeable would have a Material Adverse Effect.

     3.12 Proprietary Rights; Employee Restrictions. Except as disclosed in the Disclosure Schedule, the Company and its subsidiaries have ownership of or license to use all patent, copyright, trademark or other proprietary rights used or to be used in their business as presently conducted or contemplated and, to the best knowledge of the Company, neither the present nor contemplated business, activities or products of the Company and its subsidiaries infringe any such patent, copyright, trademark or other proprietary rights of others. Neither the Company nor any of its subsidiaries has received any notice or other claim from any person asserting that any of the present or contemplated activities of the Company or any of its subsidiaries infringe or may infringe any such rights of such person. To the best knowledge of the Company, the Company and its subsidiaries have the right to use, free and clear of claims or rights of others, all trade secrets and know-how, including without limitation: customer lists, manufacturing processes, hardware designs, programming processes, software and other trade secrets or know-how required for or incident to their products or its business as presently conducted or contemplated. The Company and its subsidiaries have taken all steps required to establish and preserve their ownership of all copyright, trade secret and other proprietary rights with respect to their products and technology. Neither the Company nor any of its subsidiaries is aware of any infringement by others of its copyrights, trademarks or other proprietary rights in any of its products, technology or services, or any violation of the confidentiality of any of its proprietary information. To the best knowledge of the Company, neither the Company nor any of its subsidiaries is making unlawful use of any confidential information or trade secrets of any past or present employees of the Company or any of its subsidiaries. To the best knowledge of the Company, the activities of employees of the Company and its subsidiaries on their behalf do not violate any agreements or arrangements known to the Company which any such employees may have with former employers.

     3.13 Effect of Transactions. The execution, delivery and performance by the Company of this Agreement and the offering, issuance and sale of the Securities do not and will not conflict with or result in any violation of, breach of or default under any contract, obligation or commitment of the Company or any of its subsidiaries, or any charter provision, by-law or corporate restriction of the Company or any of its subsidiaries, or result in the creation of any lien, charge, security interest or encumbrance of any nature upon any of the properties or assets of the Company or any of its subsidiaries, except pursuant to this Agreement, or violate any instrument, agreement, judgment, decree, order, statute, rule or governmental regulation applicable to the Company or any of its subsidiaries or to which the Company or any of its subsidiaries is a party or by which it or any of its properties is bound.

     3.14 Litigation. Except as otherwise disclosed in the Disclosure Schedule, there is no action, suit, proceeding or claim or governmental inquiry pending or, to the best knowledge of the Company, threatened (a) against the Company or any of its subsidiaries or otherwise affecting any of its properties or assets, or (b) against any director, officer or Key Employee which may have a Material Adverse Effect or (c) which may call into question the validity, or materially hinder the enforceability or performance, of any Financing Document, nor, to the best knowledge of the Company, has there occurred any event or does there exist any condition on the basis of which such action, suit, proceeding, inquiry or investigation might properly be instituted.

     3.15 Securities Laws. Assuming the accuracy of the representations and warranties of RHI contained in Section 4, the offer, issuance and sale of the Securities in accordance with this Agreement are and will be in compliance with applicable Federal and state securities laws, as presently in effect.

     3.16 Business. The Company and its subsidiaries have all necessary franchises, permits, licenses and other rights and privileges (collectively, "Permits") necessary to permit them to own their property and to conduct their business as is presently conducted or contemplated, except any such Permit the failure of which to have would not have a Material Adverse Effect.

     3.17 Books and Records. The minute books of the Company and its subsidiaries contain complete and accurate records of all meetings and other corporate actions of their respective stockholders and Boards of Directors and committees thereof. The stock ledgers of the Company and its subsidiaries are complete and reflects all issuances, transfers, repurchases and cancellations of shares of their respective capital stock.

     3.18 Environmental Compliance. Neither the Company nor any of its subsidiaries or any of their respective successors (a) has ever violated, or is presently not in compliance with, any Federal, state, and local environmental or health and safety laws, rules, regulations, ordinances, or by-laws ("Environmental Laws") applicable to its business and properties; (b) has generated, manufactured, refined, transported, treated, stored, handled, disposed of, transferred, produced, or processed any pollutant, toxic substance, hazardous waste, hazardous substance, hazardous material, oil, or petroleum product ("Hazardous Materials") as defined under any Environmental Law, or any solid waste, or has knowledge of the release or threat of release of any Hazardous Materials from its products, properties or facilities; (c) has (i) entered into or been subject to any consent decree, compliance order, or administrative order with respect to any environmental or health and safety matter relating to its business or any of its properties of facilities, (ii) received notice under the citizen suit provision of any Environmental Law in connection with its business or any of its properties or facilities, (iii) received any request for information, notice, demand letter, administrative inquiry, or formal or informal complaint or claim with respect to any environmental or health and safety matter relating to its business or any of its properties or facilities, or (iv) been subject to or threatened with any governmental or citizen enforcement action with respect to any environmental or health and safety matter relating to its business or any of its properties or facilities, and has no reason to believe that any matters described in (i)-(iv) above will be forthcoming. No lien has been imposed on any of the properties or facilities of the Company or any of its subsidiaries by any governmental agency at the Federal, state, or local level in connection with the presence of any Hazardous Materials.

     3.19 Information Supplied to RHI. Neither this Agreement, the Disclosure Schedule and Exhibits attached hereto, the other Financing Documents nor any document, certificate, projection or statement furnished to RHI by or on behalf of the Company contains any untrue statement of a material fact, and neither this Agreement nor the Disclosure Schedule omits to state a material fact necessary in order to make the statements contained herein or therein not misleading.

     3.20 Brokers. There are no claims for and no person is entitled to any brokerage commissions, finder's fees or similar compensation in connection with the transactions contemplated by this Agreement from the Company or based on any arrangement or agreement made by or on behalf of the Company.

     3.21 Employee Benefit Plans. The Company does not maintain or contribute to any employee benefit plans other than the plans identified on the Disclosure Schedule. The Company is and has been in material compliance with the provisions of all laws or rules or regulations applicable to any employee benefit plan maintained or contributed to by the Company for the benefit of its employees and, to the best knowledge of the Company, there are no claims (other than routine claims for benefits) pending or threatened with respect to any of such employee benefit plans. The Company does not maintain or contribute to, and has ever maintained or contributed to, any qualified retirement plan that is subject to the minimum funding requirements of Section 412 of the United States Internal Revenue Code of 1986, as amended. There are no unfunded obligations of the Company under any retirement, pension, profit-sharing or deferred compensation plan or program. The Company is not required to make any payments or contributions to any employee benefit plan pursuant to any collective bargaining agreement. The Company has never maintained or contributed to any employee benefit plan providing or promising any health or other non-pension benefits to terminated employees. For purposes of this Section, the term "Company" includes all entities that have controlled, have been under the control of, or have been under common control with, the Company.

     3.22 Employees. The Company is not aware that any officer, director, executive or key employee of or consultant to the Company or any of its subsidiaries has any plans to terminate his relationship with the Company or such subsidiaries. The Company and its subsidiaries have complied in all material respects with all applicable laws relating to the employment of labor, including provisions relating to wages, laws, equal opportunity, collective bargaining and the payment of social security and other taxes. None of the employees of the Company or any of its subsidiaries is represented by any labor union or covered by any collective bargaining agreements, the Company is not aware of any effort to establish a labor union or bargaining unit or similar organizational effort with respect to any such employees, and there is no labor strike or other labor trouble pending or threatened and with respect to the Company or any of its subsidiaries.

4. Representations and Warranties of RHI.

     RHI represents and warrants to the Company as follows:

     4.1 Investment. RHI is acquiring the Securities for its own account for investment and not with a view to, or for sale in connection with, any distribution thereof, nor with any present intention of distributing or selling the same, and RHI has no present or contemplated agreement, undertaking, arrangement, obligation, indebtedness or commitment providing for the disposi-tion thereof.

     4.2 Authority. RHI has full power and authority to execute, deliver and perform this Agreement in accordance with its terms. RHI has not been organized, reorganized, or recapitalized specifically for the purpose of investing in the Company. This Agreement is a valid and binding obligation of RHI, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting the rights and remedies of creditors generally and to the exercise of judicial discretion in accordance with general principles of equity.

     4.3 Experience. RHI has adequate net worth and means to provide for its current needs and contingencies and the financial capacity to sustain a complete loss of its investment in the Company.

     4.4 Accredited Investor. RHI is an "accredited investor" as defined in Rule 501 of Regulation D adopted under the Securities Act.

5. Conditions Precedent to Closing. The effectiveness of the Initial Commitment shall be subject to the receipt by RHI of the following, each in form and substance satisfactory to RHI (it being understood that, in connection with any Closing subsequent to the Initial Closing, the Company shall also deliver such of the following as RHI shall reasonably request):

     5.1 An opinion from the General Counsel of the Company, dated as of the applicable Closing date, addressed to RHI, and substantially in the form attached hereto as Exhibit C;

     5.2 A certificate of the Secretary of the Company, dated as of the applicable Closing date, certifying as to (i) the incumbency and signatures of officers of the Company executing the Financing Documents and all other documents executed and delivered in connection herewith, (ii) a copy of the certificate of incorporation of the Company as in effect on such Closing date, certified as of a recent date by the Secretary of the State of Delaware, (iii) a copy of the by-laws of the Company, as in effect on such Closing date, and (iv) a copy of the resolutions of the Board of Directors of the Company authorizing and approving the Company's execution, delivery and performance of the Financing Documents, all matters in connection with the Financing Documents, and the transactions contemplated thereby; and

     5.3 A certificate as of the most recent practicable date prior to the applicable Closing date, of the Secretary of State of the State of Delaware as to the Company's good standing;

     5.4 All consents and waivers required in connection with the Company's issuance of the Securities; and

     5.5 All other documents, instruments and agreements that RHI shall reasonably require in connection with this Agreement.

6. Certain Covenants of the Company. The Company covenants and agrees that for so long as RHI holds shares of capital stock representing 5% or more of the voting power on matters properly brought for a vote of the Company's stockholders ("Voting Power"), it will perform and observe the covenants and provisions of Sections 6.5, 6.6 and 6.9, and so long as RHI holds 5% or more of the Voting Power and has exercised the Option (as defined in the Option Agreement), it will perform and observe the following covenants and provisions (for purposes of this Agreement, ownership of any options, warrants or convertible securities entitling the holder thereof to acquire record or beneficial ownership in shares of capital stock shall be deemed ownership of the Voting Power of an equivalent number of shares of such capital stock):

     6.1 Financial Statements. The Company will maintain books of account in accordance with generally accepted accounting principles applied on a consistent basis, keep full and complete financial records and furnish to RHI the following reports:

          (a) within fifteen (15) days after the date of such filing, copies of all documents filed by the Company with the SEC including, but not limited to, all reports on Forms 10-K, 10-Q, 8-K and their exhibits; and

          (b) such other financial information as RHI may reasonably request, including, without limitation, certificates of the principal financial officer of the Company concerning compliance with the covenants of the Company under this Section , other customary information and materials, including, without limitation, reports of adverse developments, management letters, communications with stockholders or directors, press releases, registration statements and any other reports filed by the Company, or by any of its officers and directors with respect to the Company, with a securities exchange or with the Securities and Exchange Commission (the "Commission").

     6.2 Payment of Taxes, Compliance with Laws, etc. The Company will pay and discharge all lawful taxes, assessments and governmental charges or levies imposed upon it or any of its subsidiaries or upon their income or property before the same shall become in default, as well as all lawful claims for labor, materials and supplies which, if not paid when due, might become a lien or charge upon their property or any part thereof; provided, however, that the Company shall not be required to pay and discharge any such tax, assessment, charge, levy, or claim so long as the validity thereof is being contested by the Company in good faith by appropriate proceedings and an adequate reserve therefor has been established on its books. The Company will, and will cause its subsidiaries to, use its best efforts to comply with all applicable laws and regulations in the conduct of its business including, without limitation, all Environmental Laws.

     6.3 Insurance. The Company will, and will cause its subsidiaries to, keep its insurable properties insured, upon reasonable business terms, by financially sound and reputable insurers against liability, and the perils of casualty, fire and extended coverage in amounts of coverage sufficient in the reasonable business judgment of the Company to protect the Company and its subsidiaries. The Company will, and will cause its subsidiaries to, maintain with such insurers insurance against other hazards and risks and liability to persons and property which, in the reasonable business judgment of the Company, is customary in the industry in which the Company operates for companies of comparable size.

     6.4 Maintenance of Properties and Licenses. The Company will, and will cause its subsidiaries to, maintain all properties used or useful in the conduct of their business (including, without limitation, transmission sites) in good repair, working order and condition as is reasonably necessary to permit such business to be properly and advantageously conducted. The Company will, and will cause its subsidiaries to, keep in full force and effect all licenses, permits, approvals, consents and authorizations necessary or appropriate to conduct their businesses as presently conducted and as proposed to be conducted (collectively, "Licenses").

     6.5 Affiliated Transactions. Except with respect to compensation arrangements with, and the reimbursement of expenses of, employees of the Company in the ordinary course of business, all transactions by and between the Company or any of its subsidiaries and any director, officer, employee, or stockholder of the Company or any of its subsidiaries or persons controlled by or affiliated with such director, officer, employee or stockholder, shall be conducted on an arm's-length basis, shall be on terms and conditions no less favorable to the Company than could be obtained from non-related persons at such time and shall be approved by the Board of Directors after full disclosure of the terms thereof, for which purpose the interest party, if a director, and any affiliate of the interested party who is a director, shall not be entitled to vote.

     6.6 Inspection Rights. At any time during normal business hours and upon reasonable prior notice to the Company, RHI or any of its designated representatives or agents may (a) visit and inspect the premises and any of the properties of the Company and its subsidiaries including its records and books of account (and make copies thereof and take extracts therefrom), and (b) discuss the affairs, finances and accounts of the Company and its subsidiaries with its officers, directors, employees and accountants, all at the expense of RHI.

     6.7 Litigation. The Company promptly (and, in any event, not later than the date of release of such information to the public generally) shall notify RHI or its transferees of any litigation or governmental proceeding or investigation pending (or, to the best knowledge of the Company, threatened) against the Company or any of its subsidiaries or against any officer, director, key employee, or principal stockholder of the Company or any of its subsidiaries, that if adversely determined, could have a Material Adverse Effect.

     6.8 Merger, Consolidations, Disposal of Ownership of Subsidiaries, etc. Without the prior written consent of RHI, the Company will not, and will not permit any of its subsidiaries to:

          (a) consolidate with or merge with any other corporation or entity;

          (b) convey, transfer or lease all or substantially all of its assets in a single transaction or series of transactions to any person or entity;

          (c) sell or otherwise dispose of any shares of any subsidiary or affiliate, nor will the Company permit any subsidiary to issue, sell or dispose of any shares of such subsidiary's own stock; or

          (d) sell, transfer or otherwise dispose of any of its Licenses.

     6.9 RHI Designates to Board of Directors. The Company shall use its best efforts so that, for so long as RHI owns shares of capital stock comprising five percent (5%) or more of the Voting Power, at least one member of the Company's Board of Directors is at all times designated by RHI, and for so long as RHI owns shares of capital stock comprising ten percent (10%) or more of the Voting Power, at least two members of the Company's Board of Directors is at all times designated by RHI. The Company shall use its best efforts to enter into all such agreements and take all other such actions as are necessary or appropriate in order to effect the foregoing or as reasonably requested by RHI in connection therewith. For purposes of this Section 6.9, ownership of any options, warrants or convertible securities that upon exercise or conversion shall entitle the holder thereof to acquire shares of capital stock, shall be deemed to be ownership of the Voting Power of the equivalent number of shares of capital stock.

7.       Miscellaneous.

     7.1 Transfer of Rights.

          (a) Transfer of Rights. The rights granted to RHI under Section may be transferred to The Fairchild Corporation, a New York corporation, or any of its affiliates (within the meaning of the Securities Act); provided, however, that the Company must receive written notice of said transfer, stating the name and address of said transferee or assignee and identifying the securities with respect to which such rights are being assigned.

          (b) Transferees. Any transferee to whom rights under Section are transferred in compliance with the terms hereof shall, as a condition to such transfer, deliver to the Company a written instrument by which such transferee agrees to be bound by the obligations imposed by Section hereof to the same extent as if such transferee were RHI hereunder. Upon the execution of such instrument, such transferee shall be treated as RHI for all purposes hereunder.

          (c) Subsequent Transferees. A transferee to whom rights are transferred pursuant to this Section 7.1 may not again transfer such rights to any other person or entity, other than as provided in (a) or (b) above.

     7.2 Rules 144 and 144A. At all times the Company will file all reports required under the Securities Act or the Exchange Act and the rules and regulations thereunder, and will take such further action as may be reasonably required to enable any holder of "restricted securities" (as defined in Rule 144 adopted by the Commission under the Securities Act) to sell such securities pursuant to Rule 144 or Rule 144A, as amended from time to time, or any similar rule or regulation hereafter adopted by the Commission.

     7.3 Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any holder of Securities or the Company, upon any breach or default of the Company or such holder, as the case may be, under this Agreement, shall impair any such right, power or remedy of such holder or the Company, as the case may be, nor shall it be construed to be a waiver of any such breach or default or of any similar breach or default theretofore or thereafter occurring, or an acquiescence therein. Any waiver, permit, consent or approval of any kind or character on the part of any holder or the Company of any breach or default under this Agreement, or any waiver on the part of any holder or the Company of any provisions of conditions of this Agreement must be made in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any holder, shall be cumulative and not alternative.

     7.4 Adjustments. Except as otherwise specifically provided, all applicable provisions of this Agreement shall be automatically adjusted to reflect any stock dividend, stock split or combination or other such recapitalization.

     7.5 Successors and Assigns. Except as otherwise expressly provided herein, the provisions of this Agreement shall bind and inure to the benefit of the respective successors, assigns, heirs, executors, and administrators of the parties hereto.

     7.6 Survival of Representations and Warranties. The representations, warranties, covenants, promises and agreements contained in this Agreement shall survive and remain in full force and effect for one (1) year after the Initial Closing date, without regard to any investigation made at any time by RHI or on their behalf.

     7.7 Expenses. The Company shall reimburse to RHI, promptly upon demand therefor, the fees and expenses of Cahill Gordon & Reindel, counsel to RHI, and any other professional and out-of-pocket expenses incurred by RHI; provided, however, that RHI shall not be responsible for more than $20,000 of the fees and expenses of Cahill Gordon & Reindel in connection with the negotiation, preparation, execution and delivery of this Agreement and the documents in connection herewith. In addition, the company shall bear its own legal and other expenses in connection with the transactions contemplated by this Agreement.

     7.8 Notices. All notices, requests, consents and other communications under this Agreement shall be in writing and shall be delivered by hand, by telecopier, by overnight courier or mailed by first class certified or registered mail, return receipt requested, postage prepaid:

                  (a)      If to the Company:

                           Shared Technologies Cellular, Inc.
                              100 Great Meadow Road
                             Wethersfield, CT 06109
                             Attn: Legal Department
                           Telecopier: (860) 258-2455

(or at such other address as may have been furnished in writing by the Company to RHI)

                           with a copy to:

                           Gadsby & Hannah LLP
                           125 Summer Street
                           Boston, MA 02110
                           Attn:  Harold J. Carroll, Esq.
                           Telecopier:  (617) 345-7050

                  (b)      If to RHI:

                           RHI Holdings, Inc.
                           c/o The Fairchild Corporation
                           Washington Dulles International Airport
                           300 West Service Road
                           Chantilly, VA  20153
                           Attn:  Donald E. Miller, Esq.
                           Telecopier:  (703) 478-5775

(or at such other address as may have been furnished in writing by RHI to the Company)

                           with a copy to:

                             Cahill Gordon & Reindel
                           80 Pine Street
                            New York, New York 10005
                           Attn: James J. Clark, Esq.
                           Telecopier: (212) 269-5420

Any communication delivered in accordance with this Section 7.8 shall be deemed effective (i) if delivered by hand, when received at the receiving desk for the addressee, (ii) if telecopied, when receipt is confirmed by the telecopier machine, (iii) if sent by courier, two business days after deposit with such courier and (iv) if sent by mail, four business days after deposit in the mails.

     7.9 No Conditions to Effectiveness; Entire Agreement. There are no conditions to the effectiveness of this Agreement. This Agreement, together with the instruments and other documents contemplated to be executed and delivered in connection herewith, contains the entire agreement and understanding of the parties hereto, and supersedes any prior agreements or understandings between or among them, with respect to the subject matter hereof.

     7.10 Amendments and Waivers. Except as otherwise expressly set forth in this Agreement, any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the party against whom such amendment or waiver is to be enforced. No waivers of or exceptions to any term, condition or provision of this Agreement, in any one or more instances, shall be deemed to be, or construed as, a further continuing waiver of any such term, condition or provision.

     7.11 Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

       7.12 Governing Law. This Agreement shall be governed by and interpreted and construed in accordance with the laws of the State of Connecticut.

          IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as an instrument as of the date first above written.



                              SHARED TECHNOLOGIES CELLULAR, INC.


                              By: /s/ Anthony D. Autorino
                                  -------------------------------
                                  Name:  Anthony D. Autorino
                                  Title: Chief Executive Officer



                               RHI HOLDINGS, INC.


                              By: /s/ Colin M. Cohen
                                  -------------------------------
                                  Name:   Colin M. Cohen
                                  Title:  Vice President and
                                          Chief Financial Officer